Exhibit 99.1

On July 19, 2019, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a financial holding company headquartered in Columbus Grove, Ohio with consolidated assets of $855.4 million today announced operating results for the quarter and six month period ended June 30, 2019.

For the quarter ended June 30, 2019, the Corporation reported net income of $2,285,000, or $0.70 basic earnings per share. This compares to the second quarter of 2018 net income of $2,200,000, or $0.67 basic earnings per share. The increase in operating results for the second quarter of 2019 as compared to the same period in 2018 was primarily attributable to an increase in non-interest income of $970,000, offset by a decrease in net interest income of $82,000 as well as increases in non-interest expenses of $693,000, provision for loan losses of $40,000, and provision for income taxes of $70,000.

Net income for the six months ended June 30, 2019 totaled $4,099,000, or $1.25 basic earnings per share compared to $3,999,000, or $1.22 basic earnings per share for the same period in 2018.  Compared with the same period in 2018, net income increased $100,000, or 2.5%.  The increase in operating results for the six month period ended June 30, 2019 as compared to the six month period ended June 30, 2018 was primarily attributable to increases in net interest income of $323,000 and non-interest income of $1,230,000 offset by increases in non-interest expenses of $1,364,000, provision for loan loss of $50,000 and provision for income taxes of $39,000.

For the quarter ended June 30, 2019, non-interest income was $3,133,000, compared to $2,163,000 for the second quarter of 2018, a $970,000 (44.8%) increase, which was primarily attributable to increases in gain on sales of loans of $1,329,000 offset by a decrease in other non-interest income of $367,000.  For the six months ended June 30, 2019, non-interest income was $5,641,000, compared to $4,411,000 for same period in 2018, an increase of $1,230,000 (27.9%) which was primarily attributable to increases in gain on sales of loans of $1,668,000, offset by a decrease in gain on sales of securities of $6,000 as well as a decrease in other non-interest income of $432,000.  The significant increase in gain on sale of loans was attributable to the residential mortgage and governmental lending operations.

The decrease in other operating income for the three and six month periods ended June 30, 2019 is largely attributable to the impact of changes in the fair value of mortgage servicing rights.  During the three and six month periods ended June 30, 2019, the fair value of the mortgage servicing rights asset decreased $171,000 and $282,000, respectively, primarily due to an increase in prepayment speeds caused by a continuing decrease in mortgage loan interest rates.  This change is occurring throughout the mortgage banking industry and is not specific to the Bank's serviced loan portfolio.  During the three month period ended June 30, 2018, the fair value of the servicing rights asset decreased $11,000 while during the six month period ended June 30, 2018, the fair value of the servicing rights asset increased $42,000 with a minimal change in the level of serviced loan portfolio.

For the quarter ended June 30, 2019, non-interest expenses were $7,492,000, compared to $6,799,000 for the second quarter of 2018, a $693,000 (10.2%) increase.  The quarter-over-quarter increases included salaries and benefits expense of $408,000 (10.4%), advertising and promotion of $21,000 (5.9%), legal fees of $48,000, loan fees of $123,000 and ATM processing expense of $48,000.

For the six month period ended June 30, 2019, non-interest expenses totaled $14,714,000, compared to $13,350,000 for the same period of 2018, an increase of $1,364,000 (10.2%) which was primarily attributable to increases in salaries and benefits expense of $808,000 (10.5%), data processing of $94,000 (14.8%), advertising and promotion of $39,000 (6.0%), legal fees of $151,000, loan fees of $153,000 and ATM processing expenses of $55,000.

Total assets amounted to $855.4 million at June 30, 2019, compared to $830.3 million at December 31, 2018, an increase of $25.1 million (3.0%). The increase in total assets was primarily the result of an increase of $3.9 million in cash and cash equivalents (due to deposit growth), $10.6 million in net loans, $2.3 million in loans held for sale and $7.3 million in securities available-for-sale. Deposits during this same period increased $22.9 million (3.4%) while other borrowings decreased $6.2 million (7.9%).

Shareholders’ equity increased from $80.9 million at December 31, 2018 to $88.1 million at June 30, 2019. This increase was primarily the result of net income during the six month period ended June 30, 2019 of $4,099,000 and an increase in unrealized securities gains, net of tax of $3,721,000, offset by dividends paid of $850,000. The increase in unrealized securities gains during the six month period ended June 30, 2019, was the result of customary and expected changes in the bond market. Net unrealized gains and losses on securities are reported as accumulated other comprehensive income (loss) in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville, Westerville and Worthington Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2018 Form 10-K.